Exhibit 99.1

PFSweb Reports Second Quarter 2019 Results

Allen, TX - August 8, 2019 - PFSweb, Inc. (NASDAQ: PFSW), a global commerce services company, is reporting results for the second quarter ended June 30, 2019.

Second Quarter 2019 Summary vs. Same Year-Ago Quarter

•	Total revenues were $68.5 million compared to $77.1 million.

•	Service fee equivalent (SFE) revenue (a non-GAAP measure defined below) was $50.7 million compared to $53.6 million.

•	Service fee gross margin was 34.8% compared to 37.3%.

•	Net loss was $1.0 million or $(0.05) per share, compared to a net loss of $0.6 million or $(0.03) per share.

•	Adjusted EBITDA (a non-GAAP measure defined below) was $3.4 million compared to $5.3 million.

Management Commentary
“As expected, our second quarter results were largely in-line with our first quarter,” said Mike Willoughby, CEO of PFSweb. “The second quarter was highlighted by strong progress in driving new client contracts in our PFS business unit, while simultaneously resetting the LiveArea business with new executive and sales leadership. We believe both developments establish a strong foundation for our expected return to growth in 2020.

“During the quarter, we appointed Jim Butler as the new executive vice president and general manager of LiveArea, and we are thrilled to have him join our senior leadership team. Jim brings a wealth of experience in technology and digital consulting and will be a strong partner as we quickly revamp LiveArea’s go-to-market strategy and enhance our sales team in that business unit.

“Jim’s immediate priority is to assess and grow the LiveArea sales pipeline while increasing our market visibility and expanding our addressable market with new services and productized offerings. Since appointing Jim, we have hired proven sales, marketing, product and strategy experts with a track record of executing high-performance sales and marketing programs for commerce consultancies and digital professional services companies.

“Our PFS business has performed exceptionally well from a new sales perspective. The annual contract value from our second quarter bookings were more than three times higher than the year-ago quarter, and we are currently on pace to have one of the strongest years of new PFS bookings in company history. These new wins have been both direct-to-consumer and B2B engagements within our core target verticals-health & beauty, fashion & apparel and CPG. While these new clients will partially contribute in 2019, we expect 2019 PFS SFE revenue to be relatively flat compared to 2018 as we strive to make up for the revenue lost from two unexpected retail client bankruptcies and resulting liquidations in 2019. Also of note, our current client base and sales pipeline mix is now more diversified with a greater proportion of mid-market brands and less ‘brick-and-mortar’ general merchandise retailers.

“We continue to make strides in ramping our new Fulfillment-as-a-Service (FaaS) offerings, including both RetailConnect and CloudPick. Although we just introduced these new solutions to market earlier this year, we have already received strong indications of interest and are exploring multiple avenues to accelerate growth from these ‘asset-light’ products, including bundling both RetailConnect and CloudPick with our other service offerings in existing proposals and selling each product on a stand-alone basis.

“Looking at the second half of the year, as a result of the two retail client bankruptcies in the PFS business and our sales challenges with LiveArea, revenue and AEBITDA performance will be below our original expectations for the year. For the remainder of 2019, we plan to continue executing for our clients as they approach the key holiday season, working diligently to make the most of the opportunities in our PFS and LiveArea sales pipelines and quickly rebuilding the LiveArea sales pipeline as we head into 2020. We will also continue our strong focus on cost management, building on the savings already delivered over the past year.

“Looking toward the future, with Jim Butler onboard and a revamped LiveArea team staffed with experienced high-performance sales and marketing leaders, I am confident in the direction of LiveArea as we head into next year. Additionally, the exceptionally strong sales bookings in PFS along with the anticipated recurring revenue streams provide us with good visibility into the next 12-18 months for PFS. As a result, we are well into our financial planning process for next year and look forward to introducing our 2020 growth outlook during the next quarterly update in November.”

Second Quarter 2019 Financial Results
Total revenues in the second quarter of 2019 were $68.5 million compared to $77.1 million in the same period of 2018. Service fee revenue in the second quarter was $50.3 million compared to $53.1 million in the second quarter last year. Product revenue from the company’s last remaining client under this legacy business model was $6.1 million compared to $8.8 million in the same period of 2018.

SFE revenue was $50.7 million compared to $53.6 million in the year-ago quarter. The decline was primarily driven by the loss of revenue from one of the client bankruptcies in PFS, as well as reduced system integration project activity in the LiveArea business.

Service fee gross margin in the second quarter of 2019 was 34.8% compared to 37.3% in the same period of 2018. The decrease was primarily due to revenue mix in the PFS segment, with a higher percentage of revenues coming from lower margin fulfillment and transportation services as compared to higher margin technology related revenues. LiveArea gross margins also declined during the quarter as the company experienced increased labor costs and incremental costs on certain client projects. Gross margins for both segments continued to be within the guidance range of 25% to 30% for the PFS segment and 40% to 50% for the LiveArea segment.

Net loss in the second quarter of 2019 was $1.0 million or $(0.05) per share, compared to a net loss of $0.6 million or $(0.03) per share in the same period of 2018. Net loss in the second quarter of 2019 included $0.7 million of stock-based compensation expense, $0.4 million of acquisition-related, restructuring and other costs, $0.2 million in amortization of acquisition-related intangible assets, and $0.1 million of deferred tax expense related to goodwill amortization. This compares to $1.4 million of stock-based compensation expense, $0.5 million of acquisition-related, restructuring and other costs, $0.4 million in amortization of acquisition-related intangible assets, and a $0.1 million deferred tax credit related to goodwill amortization in the same period of 2018.

Adjusted EBITDA in the second quarter was $3.4 million compared to $5.3 million in the year-ago quarter. As a percentage of SFE revenue, adjusted EBITDA was 6.8% compared to 10.0%, with the decrease primarily due to the aforementioned lower sales and gross margin in both the PFS and LiveArea businesses.

Non-GAAP net income in the second quarter of 2019 was $0.4 million compared to $1.7 million in the second quarter of 2018.

At June 30, 2019, net debt (defined as total debt, excluding operating lease liabilities, less cash and cash equivalents) was $22.8 million compared to $26.5 million at December 31, 2018. Cash and cash equivalents totaled $11.8 million compared to $15.4 million at December 31, 2018. Total debt at June 30, 2019 was $34.7 million compared to $42.0 million at the end of last year.

Subsequent Event & Revised 2019 Outlook
One of the company’s clients, Charming Charlie, serviced by the PFS Operations segment, filed for bankruptcy on July 11, 2019. The SFE revenue earned from this client in 2019 was originally estimated to be $2 million, of which more than half was expected in the second half of the year. PFS operations services for this client ended during the second quarter and pre-paid transition services are expected to conclude within the next two weeks. PFSweb wrote down approximately $0.7 million of service fee and freight program receivables related to this client bankruptcy in the second quarter of 2019.

As a result of the impact of the two client bankruptcies and unplanned excess capacity in the company’s distribution facilities, as well as the current sales challenges in its LiveArea business unit, PFSweb now expects 2019 SFE revenue to range between $215 million and $225 million, with adjusted EBITDA ranging between $14 million and $17 million.

Conference Call
PFSweb will conduct a conference call today at 5:00 p.m. Eastern time to discuss its results for the second quarter ended June 30, 2019.

PFSweb CEO Mike Willoughby and CFO Tom Madden will host the conference call, followed by a question and answer period.

Date: Thursday, August 8, 2019
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-888-220-8474
International dial-in number: 1-323-794-2591
Conference ID: 9068313

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the company’s website at www.pfsweb.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through August 22, 2019.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 9068313

About PFSweb, Inc.
PFSweb (NASDAQ:PFSW) is a global commerce services company that manages the online customer shopping experience on behalf of major branded manufacturers and retailers. Across two business units - LiveArea for strategy consulting, creative design, digital marketing, and web development services, and PFS for order fulfillment, contact center, payment processing/fraud management, and order management services - they provide solutions to a broad range of Fortune 500® companies and household brand names such as Procter & Gamble, L’Oréal USA, Ralph Lauren, PANDORA, ASICS, the United States Mint, and many more. PFSweb enables these brands to provide a more convenient and brand-centric online shopping experience through both traditional and online business channels. The company is headquartered in Allen, TX with additional locations around the globe. For more information, please visit www.pfsweb.com.

Non-GAAP Financial Measures
This news release contains certain non-GAAP measures, including non-GAAP net income (loss), earnings before interest, income taxes, depreciation and amortization (EBITDA), adjusted EBITDA and service fee equivalent revenue.

Non-GAAP net income (loss) represents net income (loss) calculated in accordance with U.S. GAAP as adjusted for the impact of non-cash stock-based compensation expense, acquisition-related, restructuring and other costs (including certain client related bankruptcy costs), amortization of acquisition-related intangible assets and deferred tax expense for goodwill amortization.

EBITDA represents earnings (or losses) before interest, income taxes, depreciation, and amortization. Adjusted EBITDA further eliminates the effect of stock-based compensation, as well as acquisition-related, restructuring, and other costs (including certain client related bankruptcy costs).

Service fee equivalent revenue represents service fee revenue plus the gross profit earned on product revenue and does not alter existing revenue recognition.

Non-GAAP net income (loss), EBITDA, adjusted EBITDA and service fee equivalent revenue are used by management, analysts, investors and other interested parties in evaluating our operating performance compared to that of other companies in our industry. The calculation of non-GAAP net income (loss) eliminates the effect of stock-based compensation, acquisition-related, restructuring and other costs (including certain client related bankruptcy costs), amortization of acquisition-related intangible assets, and deferred tax expense for goodwill amortization, and EBITDA and adjusted EBITDA further eliminate the effect of financing, remaining income taxes and the accounting effects of capital spending, which items may vary from different companies for reasons unrelated to overall operating performance. Service fee equivalent revenue allows client contracts with similar operational support models but different financial models to be combined as if all contracts were being operated on a service fee revenue basis.

PFS believes these non-GAAP measures provide useful information to both management and investors by focusing on certain operational metrics and excluding certain expenses in order to present its core operating performance and results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the GAAP results in the attached tables.

Forward-Looking Statements
The matters discussed herein consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. PFS' Annual Report on Form 10-K for the year ended December 31, 2018 identifies certain factors that could cause actual results to differ materially from those projected in any forward looking statements made and investors are advised to review the Annual Report of the company and the Risk Factors described therein. PFS undertakes no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.

Company Contact:
Michael C. Willoughby
Chief Executive Officer
Or
Thomas J. Madden
Chief Financial Officer
1-972-881-2900

Investor Relations:
Sean Mansouri, CFA or Scott Liolios
Gateway Investor Relations
1-949-574-3860
PFSW@gatewayir.com

PFSW

PFSweb, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands, Except Share Data)

	(Unaudited) June 30, 2019	December 31, 2018
ASSETS		
CURRENT ASSETS:		
Cash and cash equivalents	$ 11,812	$ 15,419
Restricted cash	207	207
Accounts receivable, net of allowance for doubtful accounts of $1,282 and $585 at June 30, 2019 and December 31, 2018, respectively	52,916	72,415
Inventories, net of reserves of $295 and $298 at June 30, 2019 and December 31, 2018, respectively	6,536	6,090
Other receivables	3,531	4,014
Prepaid expenses and other current assets	6,355	6,943
Total current assets	81,357	105,088
PROPERTY AND EQUIPMENT, net	19,718	21,496
OPERATING LEASE RIGHT-OF-USE ASSETS	38,269	-
IDENTIFIABLE INTANGIBLES, net	1,469	1,803
GOODWILL	45,167	45,185
OTHER ASSETS	3,684	3,501
Total assets	189,664	177,073
LIABILITIES AND SHAREHOLDERS' EQUITY		
CURRENT LIABILITIES:		
Trade accounts payable	$ 35,009	$ 47,580
Accrued expenses	19,946	24,623
Current portion of operating lease liabilities	8,164	-
Current portion of long-term debt and finance lease obligations	2,824	2,610
Deferred revenues	5,843	7,328
Performance-based contingent payments	-	-
Total current liabilities	71,786	82,141
LONG-TERM DEBT AND FINANCE LEASE OBLIGATIONS, less current portion	31,831	39,348
DEFERRED REVENUES, less current portion	1,648	1,927
DEFERRED RENT	-	4,625
OPERATING LEASE LIABILITIES	35,921	-
OTHER LIABILITIES	2,869	2,449
Total liabilities	144,055	130,490
COMMITMENTS AND CONTINGENCIES		
SHAREHOLDERS' EQUITY:		
Preferred stock, $1.00 par value; 1,000,000 shares authorized; none issued or outstanding	-	-
Common stock, $0.001 par value; 35,000,000 shares authorized; 19,465,877 and 19,294,296 shares issued at June 30, 2019 and December 31, 2018, respectively; and 19,432,410 and 19,260,829 shares outstanding at June 30, 2019 and December 31, 2018, respectively	19	19
Additional paid-in capital	156,494	155,455
Accumulated deficit	(109,912)	(107,773)
Accumulated other comprehensive income	(867)	(993)
Treasury stock at cost, 33,467 shares	(125)	(125)
Total shareholders' equity	45,609	46,583
Total liabilities and shareholders' equity	$ 189,664	$ 177,073

PFSW

PFSweb, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2019	2018	2019	2018
REVENUES:				
Service fee revenue	$ 50,331	$ 53,141	$ 101,769	$ 109,628
Product revenue, net	6,138	8,847	13,638	18,612
Pass-through revenue	12,041	15,063	25,253	27,232
Total revenues	$ 68,510	$ 77,051	$ 140,660	$ 155,472
COSTS OF REVENUES:				
Cost of service fee revenue	$ 32,809	$ 33,294	$ 66,767	$ 68,902
Cost of product revenue	5,791	8,403	12,868	17,719
Cost of pass-through revenue	12,041	15,063	25,253	27,232
Total costs of revenues	$ 50,641	$ 56,760	$ 104,888	$ 113,853
Gross profit	17,869	20,291	35,772	41,619
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	18,096	19,756	36,443	40,415
Income (loss) from operations	(227)	535	(671)	1,204
INTEREST EXPENSE, NET	448	585	959	1,190
Income (loss) before income taxes	(675)	(50)	(1,630)	14
INCOME TAX EXPENSE	300	576	509	1,389
NET LOSS	$ (975)	$ (626)	$ (2,139)	$ (1,375)
NON-GAAP NET INCOME	$ 442	$ 1,712	$ 620	$ 2,281
NET LOSS PER SHARE:				
Basic	$ (0.05)	$ (0.03)	$ (0.11)	$ (0.07)
Diluted	$ (0.05)	$ (0.03)	$ (0.11)	$ (0.07)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:				
Basic	19,444	19,174	19,465	19,160
Diluted	19,444	19,174	19,465	19,160
EBITDA	$ 2,326	$ 3,514	$ 4,597	$ 7,161
ADJUSTED EBITDA	$ 3,446	$ 5,340	$ 6,763	$ 9,755

PFSW

PFSweb, Inc. and Subsidiaries

Unaudited Reconciliation of Certain Non-GAAP Items to GAAP

(In Thousands)

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
NET LOSS	$ (975)	$ (626)	$ (2,139)	$ (1,375)
Income tax expense	300	576	509	1,389
Interest expense, net	448	585	959	1,190
Depreciation and amortization	2,553	2,979	5,268	5,957
EBITDA	$ 2,326	$ 3,514	$ 4,597	$ 7,161
Stock-based compensation	679	1,360	1,330	2,006
Acquisition-related, restructuring and other costs	441	466	836	588
ADJUSTED EBITDA	$ 3,446	$ 5,340	$ 6,763	$ 9,755

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
NET LOSS	$ (975)	$ (626)	$ (2,139)	$ (1,375)
Stock-based compensation	679	1,360	1,330	2,006
Amortization of acquisition-related intangible assets	168	395	334	833
Acquisition-related, restructuring and other costs	441	466	836	588
Deferred tax expense - goodwill amortization	129	117	259	229
NON-GAAP NET INCOME	$ 442	$ 1,712	$ 620	$ 2,281

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
TOTAL REVENUES	$ 68,510	$ 77,051	$ 140,660	$ 155,472
Pass-through revenue	(12,041)	(15,063)	(25,253)	(27,232)
Cost of product revenue	(5,791)	(8,403)	(12,868)	(17,719)
SERVICE FEE EQUIVALENT REVENUE	$ 50,678	$ 53,585	$ 102,539	$ 110,521

PFSW

PFSweb, Inc. and Subsidiaries

Unaudited Consolidated Segment Information

and Reconciliation of Certain Non-GAAP Items to GAAP

(In Thousands)

Effective January 1, 2018, the company changed its organizational structure in an effort to create more effective and efficient operations and to improve client and service focus. As a result, the company is now presenting supplemental financial data below based on the reportable operating business segments of its PFS Operations and LiveArea Professional Services units, which are comprised of strategic businesses that are defined by the types of service offerings they provide. In addition, certain costs that are not fully directly allocable to a business unit are presented as Corporate selling, general, and administrative expenses.

The segment financial data for the three and six months ended June 30, 2019 and 2018, reflect the financial performance for each of the segments based on the current financial presentation reviewed by the company's Chief Operating Decision Makers. The company is continuing to evaluate its segregation of costs among the business units, including an effort to further allocate certain Corporate costs into the two operating business units to enhance cost focus and responsibility.

	Three Months Ended June 30,		Six Months Ended June 30,	
	2019	2018	2019	2018
PFS Operations				
Revenues:				
Service fee revenue	$ 31,700	$ 33,193	$ 64,754	$ 68,115
Product revenue, net	6,138	8,847	13,638	18,612
Pass-through revenue	11,412	14,575	24,289	26,375
Total revenues	$ 49,250	$ 56,615	$ 102,681	$ 113,102
Costs of revenues:				
Cost of service fee revenue	$ 22,755	$ 22,963	$ 46,675	$ 48,302
Cost of product revenue	5,791	8,403	12,868	17,719
Cost of pass-through revenue	11,412	14,575	24,289	26,375
Total costs of revenues	$ 39,958	$ 45,941	$ 83,832	$ 92,396
Gross profit	9,292	10,674	18,849	20,706
Direct operating expenses	7,163	6,741	14,195	12,472
Direct contribution	2,129	3,933	4,654	8,234
Depreciation and amortization	1,981	2,124	4,033	4,056
Stock-based compensation	119	228	236	287
Acquisition-related, restructuring and other costs	23	208	487	228
ADJUSTED EBITDA	$ 4,252	$ 6,493	$ 9,410	$ 12,805
TOTAL REVENUES	$ 49,250	$ 56,615	$ 102,681	$ 113,102
Pass-thru revenue	(11,412)	(14,574)	(24,288)	(26,374)
Cost of product revenue	(5,791)	(8,403)	(12,868)	(17,719)
SERVICE FEE EQUIVALENT REVENUE	$ 32,047	$ 33,638	$ 65,525	$ 69,009

PFSW

PFSweb, Inc. and Subsidiaries

Unaudited Consolidated Segment Information

and Reconciliation of Certain Non-GAAP Items to GAAP

(In Thousands)

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
LiveArea Professional Services				
Service fee revenue	$ 18,631	$ 19,948	$ 37,015	$ 41,513
Pass-through revenue	629	488	964	857
Total revenues	19,260	20,436	37,979	42,370
Cost of service fee revenue	10,054	10,331	20,092	20,600
Cost of pass-through revenue	629	488	964	857
Total cost of revenues	10,683	10,819	21,056	21,457
Gross profit	8,577	9,617	16,923	20,913
Direct operating expenses	6,276	7,731	12,749	16,912
Direct contribution	2,301	1,886	4,174	4,001
Depreciation and amortization	284	554	615	1,246
Stock-based compensation	147	219	297	299
Acquisition-related, restructuring and other costs	25	205	58	292
ADJUSTED EBITDA	$ 2,757	$ 2,864	$ 5,144	$ 5,838
Corporate				
Selling, general and administrative expenses	$ (4,657)	$ (5,284)	$ (9,499)	$ (11,031)
Depreciation and amortization	288	301	620	655
EBITDA	$ (4,369)	$ (4,983)	$ (8,879)	$ (10,376)
Stock-based compensation	413	913	797	1,420
Acquisition-related, restructuring and other costs	393	53	291	68
ADJUSTED EBITDA	$ (3,563)	$ (4,017)	$ (7,791)	$ (8,888)